Exhibit 10.4

October 7, 2015

Russell Klein

Dear Russ,

On behalf of Bigcommerce Holdings Inc., I am pleased to offer you a full-time, exempt position as the SVP, Corporate & Business Development of Bigcommerce Holdings, Inc. (the “Company” or “Bigcommerce”) and its wholly-owned subsidiary BigCommerce, Inc. (“BCI”) based in our San Francisco, CA location.

If this offer is accepted, please let me know a final approved start date, which can be noted in the Offer Letter Acknowledgement and Acceptance section below.

1.Salary & Bonus Compensation: Your base salary and bonus compensation package details are included in the attached Exhibit A. Your compensation will be reviewed annually and you will be eligible for an increase at the discretion of the CEO.

BCI agrees to retain the services of AGC Partners for a retainer that shall not exceed $90,000, pending contractual terms to be mutually negotiated and agreed upon by the parties. Upon the signing of said contract with AGC Partners, you agree to a dollar-for-dollar reduction in your bonus target for the first four quarters of employment equal to the amount of the AGC retainer.

2.Equity: Subject to the approval of the Company’s Board of Directors, you will be granted 811,308 Incentive Stock Options (or .7% of the fully diluted shares outstanding) under the Bigcommerce Holdings Inc. 2013 Stock Plan (the “Plan”) allowing you to purchase shares of the Bigcommerce Holdings Inc. Common Stock (the “New Hire Option Shares”) at a price per share equal to the fair market value of shares as determined by the Board of Directors, which is as of the date hereof $1.21.

In addition, you have an opportunity to earn additional equity by achieving performance-related goals as agreed upon between you and the CEO. If these goals are achieved, you will be granted an Incentive Stock Option to purchase an additional 347,703 shares of the Company’s Common Stock (the “Performance Option Shares”). This grant is subject to the approval of the Company’s Board of Directors, under the Company’s stock option plan at a price per share equal to the fair market value of shares as determined by the Board of Directors.

Your Incentive Stock Option will vest at 25% of the Option Shares subject to such award on the first anniversary of the Start Date and in equal monthly installments thereafter over a total vesting period of four (4) years, provided you remain an employee of the Participating Company Group, as defined in the Plan, and will be exercisable for a period of 90 days after the end of your employment notwithstanding anything to the contrary in the Plan (except as otherwise

2/19/2015 – Salary Exempt with Variable

provided in Sections 5 and 6). A condition to the issuance of your Incentive Stock Options and Performance Options Shares will be your execution and delivery to the Company of the stock option agreement.

3.Proprietary Information: You will be required, as a condition of your employment with the Company, to sign the BCI’s standard Proprietary Information and Inventions Agreement and any related exhibits, in the form previously provided to you. Any contrary representations relating to the subject matter covered by the Proprietary Information and Inventions Agreement which may have been made to you regarding employment with Bigcommerce are superseded by the Proprietary Information and Inventions Agreement you will be signing as a condition of your employment.

4.Benefits: You will become eligible to participate in BCI’s benefit plans commensurate with other BCI senior executives, including medical and dental/vision plans, on your Start Date. In addition, BCI is currently providing Company-paid life insurance and coverage for short-term and long-term disability benefits. For an additional cost to you, dependent coverage for these plans is available for qualified family members. You’ll also be able to participate in BCI’s 401(k) plan after eligibility requirements are met. The parameters for all benefits, time off, and holidays will be further outlined during your new hire orientation consistent with the information already provided to you.

5.Change of Control: In the event that there is both a Change of Control (as defined below) of the Company and within the period beginning three (3) months prior to and ending eighteen months following such Change of Control your employment is terminated by the Company, BCI or their successors without Cause, or you resign for Good Reason (a “CoC Termination”), then (A) all of your remaining unvested Incentive Stock Options and Performance Option Shares shall be accelerated and immediately become vested, released from the Company’s repurchase right and exercisable, and (B) the Company shall pay you an amount equal to 6 months of your base salary payable in equal installments over a three (3) month period, in accordance with the Company’s regular payroll practices, and (C) the Company shall pay you the pro-rated portion of the quarterly bonus amount based on the number of days worked in the applicable quarter prior to the end of employment (the “CoC Payments”). For purposes of Severance Payments under Section 6, if you resign for Good Reason due to a reduction in your base salary, Severance Payments will be determined using the base salary before such reduction. CoC Payments are in addition to payment of your base salary for the period through the date of termination, plus reimbursement of all expenses for which you are entitled to be reimbursed, but for which you have not yet been reimbursed.

Should you be eligible for and elect COBRA coverage, the Company also agrees to reimburse you monthly for your cost under COBRA to receive six (6) months continued coverage under the Insperity Group Health Plan, commencing after your signature of a mutually agreed upon Separation Agreement and the expiration of the Revocation Period, and after you have submitted documentation of such costs to the Company.

2/19/2015 – Salary Exempt with Variable

In addition, in the event of a Change in Control, the grant of the Performance Option Shares shall be accelerated to occur prior to the close of the Change in Control event. This grant is subject to the approval of the Company’s Board of Directors, under the Company’s stock option plan at a price per share equal to the fair market value of shares as determined by the Board of Directors. Your Incentive Stock Option will vest at 25% of the Performance Option Shares subject to such award on the first anniversary of the Grant Date and in equal monthly installments thereafter over a total vesting period of four (4) years, provided you remain an employee of the Participating Company Group, as defined in the Plan (except as otherwise provided in Sections 5 and 6), and will be exercisable for a period of 90 days after the end of your employment notwithstanding anything to the contrary in the Plan.

For purposes of the foregoing, “Change of Control” shall mean: (A) the consummation of (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation in which the outstanding shares of capital stock of the Company are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (iii) other than an IPO or a bona fide equity financing transaction, any other transfer or series of related transfers of the outstanding shares of capital stock of the Company after which the holders of the Company’s outstanding voting power immediately prior to such transaction or transactions do not own at least a majority of the outstanding voting power of the Company or a successor entity immediately upon completion of the transaction, or (iv) the liquidation or dissolution of the Company; or (B) any other event as described in the definition of “Change in Control” pursuant to the Plan.

6.Termination of employment: You or the Company may terminate your employment at any time during the course of your employment by giving thirty (30) days’ notice in writing. Should your position be eliminated by the Company, BCI or its successors or you are terminated without Cause or resign for Good Reason, the Company will provide to you the following: (A) payment in an amount equal to six (6) months base salary, (B) immediate acceleration of an amount of your unvested Incentive Option Shares and Performance Options Shares equal to the amount that would have become vested during the six (6) month period after the date of termination or resignation, such that they immediately become vested, released from the Company’s repurchase right and exercisable, and (C) payment of a pro-rated portion of the quarterly bonus amount based on the number of days worked in the applicable quarter prior to the end of employment.

Severance Payments are in addition to payment of your base salary for the period through the date of termination, plus reimbursement of all expenses for which you are entitled to be reimbursed, but for which you have not yet been reimbursed.

2/19/2015 – Salary Exempt with Variable

No Severance Payments shall be made or provided under this letter unless you first execute and do not revoke a waiver and release in a form reasonably satisfactory to the Company within 60 days following the date of termination (or if the Company delivers a copy of such release to you more than five days after termination, the time period will be extended to 60 days plus the number of days beyond five days), which provides for a release of any and all claims that you have or might have against the Company, subject to standard exclusions.

Any Severance Payments will be payable in equal installments over a three (3) month period, in accordance with the Company’s or BCI’s regular payroll practices, and all Severance Payments payable shall commence on the first payroll period following the date the waiver and release becomes effective (the “Payment Date”).

Should you be eligible for and elect COBRA coverage, the Company also agrees to reimburse you monthly for your cost under COBRA to receive six (6) months continued coverage under the Insperity Group Health Plan, commencing after your signature of a mutually agreed upon Separation Agreement and the expiration of the Revocation Period, and after you have submitted documentation of such costs to the Company.

Should you resign for Good Reason or are terminated without Cause, your Incentive Stock Options and Performance Options will be exercisable for a period of eighteen (18) months after the end of your employment

For the purposes of the foregoing, “Cause” shall mean your conduct involving one or more of the following: (i) gross negligence, willful misconduct, or breach of fiduciary duty to the Company which has not been cured within ten (10) days after your receipt of notice thereof, (ii) any proven act of embezzlement, dishonesty or fraud, (iii) deliberate disregard of the rules or policies of the Company which has not been cured within ten (10) days after your receipt of notice thereof, and which results in direct or indirect loss to the Company, or (iv) the unauthorized disclosure of any trade secrets or confidential information of the Company in breach of your obligations to the Company.

For purposes of the foregoing, “Good Reason” shall mean your resignation following: (i) the permanent non-voluntary relocation of your principal place of employment with the Company to a place more than fifty (50) miles from the Company’s current office in San Francisco, TX; (ii) without your consent, a material diminution in your base compensation or bonus opportunity, as a percentage of your base salary, as in effect immediately prior to such reduction, unless such reduction is in connection with a Company-wide reduction in the compensation of all senior executives; (iii) a material diminution in your authority, title, duties, reporting status, powers or responsibilities with the Company; provided, however, that any such diminution resulting solely from the Company being acquired by and having its operations merged with and into a larger entity (as, for example, when a SVP, Corporate and Business Development becomes an employee of the acquiring corporation following a Change of Control but is not the SVP, Corporate and Business Development of the acquiring corporation) shall not constitute Good

2/19/2015 – Salary Exempt with Variable

Reason, provided that the resulting duties, authority and/or responsibilities are commensurate with your experience and leadership; or (iv) in the event of a Change of Control without a CoC Termination, a reduction in the value of your unvested equity as a result of a Change of Control that is not replaced in connection with a Change of Control by an equity package of equal or greater value within a comparable vesting time period.

7.Agreement Contingency: This offer is contingent upon successful completion of a criminal background check. As required by law, your employment with Bigcommerce is also contingent upon your providing documentation to support your identity and eligibility to work in the United States. For example, a valid U.S. Passport or Alien Registration Receipt Card are acceptable documents to establish both identity and employment eligibility. Additionally, a current driver’s license or voter’s registration card in addition to a social security card or certified birth certificate copy will establish identity and eligibility to work. The types of acceptable documentation are listed on the Form I-9 of the Immigration and Naturalization Service. Please contact me if you have any questions about which documents are acceptable to verify your identity and eligibility to work in the United States.

8.Conflict of Interest: By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties while working for Bigcommerce. The Company understands you are subject to non- solicitation and non-compete provisions in agreements with previous employers.

9.At-Will Employment: In accepting our offer of employment, you certify your understanding that your employment will be on an at-will basis, and that neither you nor the Company has entered into a contract regarding the duration of your employment.

We are pleased to have you join our team and are confident that our offer will give you an opportunity for personal and professional development. If you have any questions or concerns, please contact me as soon as possible. Otherwise, I hope to hear from you with an acceptance so I can welcome you aboard. I look forward to working with you and am confident that you will find your employment with us a rewarding experience.

Kindest regards

/s/ Brent Bellm
Brent Bellm
Chief Executive Officer

2/19/2015 – Salary Exempt with Variable

Offer Letter Acknowledgement and Acceptance

Please indicate your acceptance below and return this offer letter to me by the close of business on October 9, 2015.

Accepted:	/s/ Russell S. Klein	Date:	10/11/2015	Agreed Start Date:	10/13/2015

Russell Klein

2/19/2015 – Salary Exempt with Variable

Exhibit A: Compensation

All forms of compensation below are subject to applicable withholding and payroll taxes.

Beginning Base Salary (Base Compensation)

$300,000 per year

Payable on the Company’s/BCI’s regular pay dates are the 5th and the 20th of each month.

This salary will be reviewed annually and eligible for an increase at the discretion of the Company’s Board of Directors.

Bonus Target (Variable Compensation)

$90,000 per year

Payable quarterly at $22,500 based on your achievement of agreed upon MBOs and/or KPIs. Bonus target will be prorated based on your hire date. Bonuses are paid according to the Bonus Plan Guidelines.

TOTALOn target and at plan, your projected, annualized, earnings with base and variable compensation are estimated atOn Target Earnings (OTE)$390,000 per year(Base + VariableCompensation)

2/19/2015 – Salary Exempt with Variable